Exhibit 99.1

For Immediate Release

ClearPoint Neuro, Inc. Announces Retirement of Director John N. Spencer, Jr.

SOLANA BEACH, CA, April 13, 2021 – ClearPoint Neuro, Inc. (Nasdaq: CLPT) (the “Company”), a global therapy-enabling platform company providing navigation and delivery to the brain, announced today the upcoming retirement of John N. Spencer, Jr. from its Board of Directors. Mr. Spencer, who has as served as a director since March 2010, is retiring when his current term of office expires effective at ClearPoint’s Annual Meeting of Stockholders to be held on June 3, 2021.

“Jack has contributed substantially to the growth of our Company and will be missed,” commented Joe Burnett, President and CEO of ClearPoint Neuro. “He has been a steady force, helping to navigate this Company through difficult times over the last 11 years. I am thrilled that he is able to retire at a time when the Company is stronger than it has ever been before in its history.”

“I enjoyed my 11 years on the Company’s Board immensely,” stated Mr. Spencer. “Nine months after joining the Board, ClearPoint had its first case, and, over the coming months, is expected to celebrate its 5,000th case. The Company’s growth, in both the types and number of cases, has given it preeminent status in its sectors of the medical device industry. ClearPoint proudly hires the best available talent and serves many prestigious hospitals.”

About ClearPoint Neuro

ClearPoint Neuro’s mission is to improve and restore quality of life to patients and their families by enabling therapies for the most complex neurological disorders with pinpoint accuracy. Applications of the Company’s current product portfolio include deep brain stimulation, laser ablation, biopsy, neuro-aspiration, and delivery of drugs, biologics, and gene therapy to the brain. The ClearPoint Neuro Navigation System has FDA clearance, is CE-marked, and is installed in over 60 active clinical sites in the United States, Canada, and Europe. The Company’s SmartFlow® cannula is being used in partnership or evaluation with over 25 individual biologics and drug delivery companies in various stages – from preclinical research to late-stage regulatory trials. To date, more than 4,000 cases have been performed and supported by the Company’s field-based clinical specialist team, which offers support and services for our partners. For more information, please visit www.clearpointneuro.com.

Forward-Looking Statements

Statements herein concerning the Company’s plans, growth and strategies may include forward-looking statements within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Uncertainties and risks may cause the Company's actual results to differ materially from those expressed in or implied by forward-looking statements. Particular uncertainties and risks include those relating to: the impact of COVID-19 and the measures adopted to contain its spread; future revenues from sales of the Company’s ClearPoint Neuro Navigation System products; and the Company’s ability to market, commercialize and achieve broader market acceptance for the Company’s ClearPoint Neuro Navigation System products. More detailed information on these and additional factors that could affect the Company’s actual results are described in the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, which has been filed with the Securities and Exchange Commission, and in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2021, which the Company intends to file with the Securities and Exchange Commission on or before May 17, 2021.

Contact:

Jacqueline Keller, Vice President, Marketing

(949) 900-6833

jkeller@clearpointneuro.com

Caroline Corner, Investor Relations

ir@clearpointneuro.com